                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            Darden Restaurants Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    237194105
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                     Page 1

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CUSIP No.  237194105                 13G                                 Page 2


(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Barclays Global Investors. N.A., 943112180

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                           (a)
                           (b)  X

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                            6,689,625
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                                   0
                                            (7) SOLE DISPOSITIVE POWER
                                                              7,389,545
                                            (8) SHARED DISPOSITIVE POWER
                                                              0

 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,389,545

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.26%

(12) TYPE OF REPORTING PERSON*

         BK


                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No.         237194105         13G                                 Page 2A

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Barclays Global Fund Advisors

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                            (a)
                            (b)  X

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                            846,587
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                                   0
                                            (7) SOLE DISPOSITIVE POWER
                                                              846,587
                                            (8) SHARED DISPOSITIVE POWER
                                                              0

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         846,587

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.72%

(12) TYPE OF REPORTING PERSON*

         BK


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.         237194105          13G                                 Page 2B

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Barclays Bank PLC

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                           (a)
                           (b)  X

(3)  SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION

         United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                            0
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                                   0
                                            (7) SOLE DISPOSITIVE POWER
                                                              0
                                            (8) SHARED DISPOSITIVE POWER
                                                              0

 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.00%

(12) TYPE OF REPORTING PERSON*

         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.         237194105           13G                                Page 2C

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Barclays Funds Limited

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                            (a)
                                            (b)  X

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

         United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                            22,398
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                                   0
                                            (7) SOLE DISPOSITIVE POWER
                                                              22,398
                                            (8) SHARED DISPOSITIVE POWER
                                                              0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         22,398

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.02%

(12) TYPE OF REPORTING PERSON*

         BK


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.         237194105                 13G                         Page 2D

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Barclays Global Investors, LTD.

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                            (a)
                                            (b)  X

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

         United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                            581,702
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                                   0
                                            (7) SOLE DISPOSITIVE POWER
                                                              599,602
                                            (8) SHARED DISPOSITIVE POWER
                                                              0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         599,602

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.51%

(12) TYPE OF REPORTING PERSON*

         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.         237194105                 13G                          Page 2E

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Barclays Life Assurance Company Limited

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                            (a)
                                            (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION

         United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                            7,824
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                                   0
                                            (7) SOLE DISPOSITIVE POWER
                                                              7,824
                                            (8) SHARED DISPOSITIVE POWER
                                                              0

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,824

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.01%

(12) TYPE OF REPORTING PERSON*

         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER
                           Darden Restaurants Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                           5900 Lake Ellenor Drive
                           Orlando, FL 32809

ITEM 2(A).        NAME OF PERSON(S) FILING
                           Barclays Global Investors, N.A.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                           45 Fremont Street
                           San Francisco, CA 94105

ITEM 2(C).        CITIZENSHIP
                           U.S.A

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                           Common Stock

ITEM 2(E).        CUSIP NUMBER
                           237194105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A


(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X

(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
       Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                            (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3A

ITEM 1(A).        NAME OF ISSUER
                           Darden Restaurants Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                           5900 Lake Ellenor Drive
                           Orlando, FL 32809

ITEM 2(A).        NAME OF PERSON(S) FILING
                           Barclays Global Fund Advisors

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                           45 Fremont Street
                           San Francisco, CA 94105

ITEM 2(C).        CITIZENSHIP
                           U.S.A

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                           Common Stock

ITEM 2(E).        CUSIP NUMBER
                           237194105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A


(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X
(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
       Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                            (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3B
ITEM 1(A).        NAME OF ISSUER
                           Darden Restaurants Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                           5900 Lake Ellenor Drive
                           Orlando, FL 32809

ITEM 2(A).        NAME OF PERSON(S) FILING
                           Barclays Bank PLC

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                           54 Lombard Street
                           London England EC3P 3AH

ITEM 2(C).        CITIZENSHIP
                           United Kingdom

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                           Common Stock

ITEM 2(E).        CUSIP NUMBER
                           237194105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X
(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
       Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                            (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3C
ITEM 1(A).        NAME OF ISSUER
                           Darden Restaurants Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                           5900 Lake Ellenor Drive
                           Orlando, FL 32809

ITEM 2(A).        NAME OF PERSON(S) FILING
                           Barclays Fund Limited

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                           Gredley House, 11 The Broadway
                           Stratford, England E15 4BJ

ITEM 2(C).        CITIZENSHIP
                           United Kingdom

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                           Common Stock

ITEM 2(E).        CUSIP NUMBER
                           237194105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A


(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X

(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
       Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                            (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3D
ITEM 1(A).        NAME OF ISSUER
                           Darden Restaurants Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                           5900 Lake Ellenor Drive
                           Orlando, FL 32809

ITEM 2(A).        NAME OF PERSON(S) FILING
                           Barclays Global Investors, LTD

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                           Murray House, 1 Royal Mint Court
                           London, England EC3 NHH

ITEM 2(C).        CITIZENSHIP
                           United Kingdom

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                           Common Stock

ITEM 2(E).        CUSIP NUMBER
                           237194105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X

(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
       Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                            (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3E

ITEM 1(A).        NAME OF ISSUER
                           Darden Restaurants Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                           5900 Lake Ellenor Drive
                           Orlando, FL 32809

ITEM 2(A).        NAME OF PERSON(S) FILING
                           Barclays Life Assurance Company Limited

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF
                           NONE, RESIDENCE Unicorn House 5th Floor 252 Romford Road, Forest Gate
                           London, England E7 9JB

ITEM 2(C).        CITIZENSHIP
                           United Kingdom

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                           Common Stock

ITEM 2(E).        CUSIP NUMBER
                           237194105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X

(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
       Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                            (Note:See Item 7)

 (h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

ITEM 4.  OWNERSHIP

         (a)  Amount Beneficially Owned:                      8,865,956

         (b)  Percent of Class:                                    7.51%

         (c)  Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                           8,148,136
                  (ii)  shared power to vote or to direct the vote
                           0
                  (iii) sole power to dispose or to direct the disposition of
                           8,865,956
                  (iv) shared power to dispose or to direct the disposition of
                           0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         if this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. //

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable

                                                                          Page 5
ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         SIGNATURE
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement at July 31, 2001 is true, complete and correct.


                                              August 10, 2001





                                              Rebecca Brubaker
                                              Manager of Compliance